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STATE OF CALIFORNIA, OFFICE OF THE SECRETARY OF STATE, CORPORATION
DIVISION


         I, MARCH FONG EU, Secretary of State of the State of California, hereby certify:

         That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.


                                    IN WITNESS WHEREOF, I execute this
                                    certificate and affix the Great Seal of the State of California this

                                    December 28, 1990



                                    /s/ March Fong Eu
                                    Secretary of State


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                           ARTICLES OF INCORPORATION

                                       OF

                                B MEADOWS, INC.

                                       I
                  The name of this Corporation is B MEADOWS, INC.
                                       II
                  The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Laws of the State of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code. The name and address of the person appointed to act as initial agent for service of process in this State is:
                                       RICHARD M. ROSENTHAL
                                       6345 BALBOA BOULEVARD, SUITE 330
                                       ENCINO, CALIFORNIA 91316 IV

                  This Corporation is authorized to issue only one class of shares of stock and the number of shares this Corporation is authorized to issue is 50,000.

IN WITNESS WHEREOF, I, the undersigned have executed these Articles of Incorporation on December 26, 1990, at Encino, California.


/s/ Robert E. Geddes
-----------------------------------------------
Robert E. Geddes